Exhibit 9.1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of August _8_, 2022, by and among James Petcoff (“Jim”), Nicholas Petcoff (“Nick”), Andrew Petcoff (“Andy”) and Conifer Holdings, Inc., a Michigan corporation (“Conifer”).

Recitals

A.

Jim, Nick and Andy are holders of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of certain shares of common stock (“Shares”) and options to purchase Shares of Conifer.

B.	Jim, Nick and Andy desire to enter into this Agreement in order to permit Jim to vote all of the Conifer Shares owned by each of Jim, Nick and Andy.

C.	This Agreement is intended by the parties to be enforceable pursuant to Section 461 of the Michigan Business Corporation Act.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

CERTAIN DEFINITIONS

Section 1.1 For purposes of this Agreement:

(a)

Each of the parties hereto shall be deemed to “Own” or to have acquired “Ownership” of a security if the party: (i) is the record owner of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such security.

(b)

With respect to the parties, “Subject Securities” shall mean: (i) all shares of Conifer Stock that are Owned by the party as of the date of this Agreement; and (ii) all additional shares of Conifer Stock of which the party acquires Ownership during the period from the date of this Agreement through the Voting Expiration Date; provided, that the party’s Subject Securities shall not include any Conifer Stock that the party sells or otherwise disposes of following the date of this Agreement.

(c)

(c) “Voting Expiration Date” shall mean the earliest of: (i) December 31, 2027; or (ii) the date upon which Jim, Nick and Andy agree to terminate this Agreement in writing; provided, that nothing herein shall relieve any party hereto of any liability for any breach of such party’s representations, warranties, covenants or other agreements contained herein or willful breach or actual fraud occurring prior to such termination.

SECTION 2

VOTING OF SHARES

Section 2.1 Voting Covenant. All Conifer Shares Owned from time to time during the term of this Agreement by Jim, Andy and Nick, to the extent that such Shares are outstanding and capable of being voted, shall be voted as follows: Jim shall have the sole right to direct the vote or the written consent of such Conifer Shares on all matters presented for action to shareholders of the Company.

Section 2.2 Recognition by Conifer. Conifer shall recognize the vote or consent of Jim as the action of the holders of all shares Owned by Jim, Nick and Andy. Each of Nick and Andy irrevocably appoints Jim as his proxy and shall deliver to Jim such other proxies or written instruments as Jim may request to effectuate this Agreement.

SECTION 3

ADDITIONAL COVENANTS

Section 3.1 Shareholder Information. Jim, Nick and Andy each hereby agrees to permit Conifer to: (a) publish and disclose in any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority or in any announcement, such individual’s identity and ownership of shares of Conifer Stock, and the nature of the individual’s obligations under this Agreement; and (b) file this Agreement as an exhibit to any proxy statement, prospectus, current report on Form 8-K or any other document or schedule required to be filed with the SEC or any other regulatory authority. Each of Jim, Nick and Andy hereby agrees to use commercially reasonable efforts to reasonably promptly provide Conifer with any information Conifer may reasonably require for the preparation of the documents mentioned in clause (a) of this Section 3.1.

Section 3.2 Litigation. Jim, Nick and Andy each hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim brought by the shareholders of Conifer against Conifer any of its successors or directors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement.

Section 3.3 Adjustments. After the date of this Agreement and prior to the Voting Expiration Date, in the event of a stock split, stock dividend or distribution or any change in the Conifer Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, this Agreement shall be deemed to apply to such securities as well as all such stock dividends, distributions and any securities in to which or for which any or all of such securities may be changed or exchanged or which are received in such transaction.

Section 3.4 Further Assurances. From time to time and without additional consideration, each of the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional certificates, instruments and other documents, and shall take such further actions, as reasonably necessary under applicable law to perform its obligations as expressly set forth under this Agreement.

SECTION 4

MISCELLANEOUS

Section 4.1 No Limitations on Actions. The parties hereto acknowledge that they are entering into this Agreement solely in their capacity as the Owner of his Conifer Stock and, notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not limit and no provision of this Agreement is intended, nor shall it be construed to, prohibit, limit, restrict or affect in any respect the actions or exercise of any fiduciary duties of the parties or any of its affiliates in their capacity as a director of Conifer. Nothing in this Agreement shall preclude the parties hereto from making such filings as are required by applicable law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by a party with the SEC.

Section 4.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when sent by email

(unless an undelivered message is received by the sender) or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

if to Jim, Nick or Andy:

at the address set forth on the signature page hereto

if to Conifer:

Conifer Holdings, Inc.

550 Merrill Street, Suite 200

Birmingham, Michigan 48009

Attention: Secretary

Email: ____________________________

Section 4.3 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of applicable law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by aapplicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.4 Compliance with Nasdaq Requirements. It is the intention of the parties that the Company remain in compliance with all applicable rules and policies of The Nasdaq Stock Exchange. The parties agree to use their best efforts in the performance of this Agreement to avoid taking any action that would cause the Company not to be in compliance with such rules and policies.

Section 4.5 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 4.6 Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the parties hereto, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

Section 4.7 Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

Section 4.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that the parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

Section 4.10 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

Section 4.11 Amendment or Supplement. This Agreement may be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

44719699.2

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first written above.

CONIFER HOLDINGS, INC.

By: /s/ James Petcoff
Name: James Petcoff
Notice to be sent to:

By: /s/ Nicholas Petcoff
Name: Nicholas Petcoff
Notice to be sent to:

By: /s/ Andrew Petcoff
Name: Andrew Petcoff
Notice to be sent to:

4